Harley-Davidson Announces First Quarter 2019 Results

MILWAUKEE, April 23, 2019 - Harley-Davidson, Inc. (NYSE:HOG) today reported first quarter 2019 results. Company actions resulted in earnings per share and retail sales finishing stronger than expected during the quarter. The company’s More Roads to Harley-Davidson accelerated plan for growth continued to progress and delivered results.

First Quarter 2019

•	GAAP diluted EPS of $0.80 per share, ahead of company expectations

•	Encouraged by U.S. retail sales performance; Harley-Davidson U.S. market share up

•	Global dealer inventory down, well positioned for spring selling season

•	Intensified brand focus; hired President, Harley-Davidson Brand

•	Acquired StaCyc, a producer of electric-powered two-wheelers for kids

•	Broadened reach with new Electra Glide® Standard at $18,999 U.S. MSRP

•	Manufacturing optimization remained on-track

•	Thailand manufacturing strategy accelerated retail sales growth in ASEAN emerging markets

•	Increased dividend 1.4 percent, repurchased $52.6 million of shares

First quarter 2019 GAAP diluted EPS was $0.80. Year-ago GAAP diluted EPS was $1.03. Excluding restructuring plan costs and the impact of incremental tariffs, first quarter 2019 diluted EPS was $0.98 compared to $1.24 in the first quarter of 2018. First quarter 2019 net income was $127.9 million on consolidated revenue of $1.38 billion versus net income of $174.8 million on consolidated revenue of $1.54 billion in 2018.
Harley-Davidson worldwide retail sales decreased 3.8 percent in the first quarter. International retail sales were down 3.3 percent. U.S. retail sales were down 4.2 percent in the first quarter driven by continued weak industry sales which were down 4.7 percent. First quarter worldwide retail sales were impacted by the limited availability of Street motorcycles due to the recall we announced in January.

“We are acting with agility and discipline to take full advantage of rapidly evolving global markets. Harley-Davidson’s U.S. market share growth and retail sales performance in the first quarter are further evidence of the effects we are having as we continue to implement and dial-in our More Roads efforts,” said Matt Levatich, president and chief executive officer, Harley-Davidson, Inc. “We are driven by our un-paralleled rider focus and deep analytics that are guiding our efforts today and into the future. We, along with our dealers, are determined to lead and stimulate global industry growth.”

Strategy to Build the Next Generation of Riders
More Roads accelerated plan for growth
Harley-Davidson’s strategic objectives through 2027 are to: build 2 million new riders in the U.S., grow international business to 50 percent of annual volume, launch 100 new high impact motorcycles and do so profitably and sustainably.
The More Roads to Harley-Davidson accelerated plan for growth is aligned with the company’s strategy to deliver sustainable growth and build the next generation of riders by delivering exciting products in existing and new spaces, broader access to Harley-Davidson and an optimized customer experience through an even stronger dealer network. The company plans to maintain its current investment and return profile and capital allocation strategy, while it funds strategic opportunities expected to drive revenue growth and expand operating margin through 2022.

During the quarter, Harley-Davidson made further progress on its More Roads plan, including appointing its first-ever brand president, a move that positions the company to fully engage the power of the brand as a catalyst to achieve its strategy and long-term objectives. The company also expanded its electric portfolio with the acquisition of StaCyc, a maker of electric two-wheelers for kids. During the quarter, the company and its dealers continued preparations to launch LiveWire®, Harley-Davidson’s first electric motorcycle, later this year.

“In the short eight months since we announced our More Roads plan, we continue to accelerate our progress to build the next generation of Harley-Davidson riders,” said Levatich. “During the first quarter we intensified our march by investing in our future and adding capabilities that we’re confident will inspire riders today and for generations to come.”

Building Riders
As Harley-Davidson continues to inspire diverse, new riders around the globe, the company increased its reach and impact in the first quarter and delivered a wide range of results including the following highlights:

New, more diverse customers

•	278,000 new riders joined Harley-Davidson in 2018 in the U.S. This group is the most diverse across age, ethnicity and gender in all of the years Harley-Davidson has tracked this data*

Impactful products broadening reach

•	Expanded access to new customers in part with the launch of the new Electra Glide® Standard motorcycle at $18,999 U.S. MSRP

Increased marketing support reached more consumers sooner and drove action -- increased traffic to H-D.com, brand awareness, trial and sales

•	Media spend up nearly 90 percent, focused on increased brand awareness and driving sales

•	Direct marketing up over 200 percent

•	PR and Media Impression - 2 billion, up from 436 million

* Data and analysis based on IHS Markit Motorcycles in Operation (MIO) data for all CC’s, On-Highway and Dual purpose motorcycles in the U.S. as of December 31st of each year from 2001 through 2018. Rider demographics based on 3rd-party data for adults age 18 and above.

Manufacturing
The company started supplying motorcycles to ASEAN (Association of Southeast Asian Nations) emerging markets from its Thailand operations in late 2018. The tariff mitigation realized by this strategy allowed more competitive pricing and helped drive a Q1 retail sales increase of 126 percent in these markets.

To further improve its manufacturing operations and cost structure, in the first quarter of 2018 the company commenced its multi-year manufacturing optimization initiative anchored by the consolidation of its motorcycle assembly plant in Kansas City, Mo. into its plant in York, Pa. Upon completion of the program, the company continues to expect ongoing annual cash savings of $65 million to $75 million after 2020. In the first quarter of 2019, costs related to the manufacturing optimization were $17.6 million. For the full year, the company expects to realize savings of $25 million to $30 million and to incur $50 million to $60 million of operating expense.

Harley-Davidson Retail Motorcycle Sales

Vehicles	1st Quarter
	2019	2018	Change
U.S.	28,091	29,309	(4.2)%
EMEA	10,797	10,862	(0.6)%
Asia Pacific	6,074	6,329	(4.0)%
Latin America	2,241	2,506	(10.6)%
Canada	1,948	2,080	(6.3)%
International Total	21,060	21,777	(3.3)%
Worldwide Total	49,151	51,086	(3.8)%

The U.S. 601+cc industry was down 4.7 percent in the first quarter compared to the same period in 2018. Harley-Davidson’s first quarter U.S. market share was up 0.6 pts to 51.1 percent. Harley-Davidson’s Europe market share was down 1.6 percentage pts to 8.8 percent.

Motorcycles and Related Products Segment Results

$ in thousands	1st Quarter
	2019	2018	Change
Motorcycle Shipments (vehicles)	58,891	63,944	(7.9)%
Revenue	$1,195,637	$1,363,947	(12.3)%
Motorcycles	$964,575	$1,121,673	(14.0)%
Parts & Accessories	$ 159,703	$169,075	(5.5)%
General Merchandise	$ 55,401	$56,601	(2.1)%
Gross Margin	29.1%	34.7%	(5.6) pts.
Operating Income	$108,381	$172,838	(37.3)%
Operating Margin	9.1%	12.7%	(3.6) pts.

Revenue from the Motorcycles segment was down in the first quarter behind lower shipments. Operating income decreased due to lower revenues, unfavorable product mix and increased tariffs, partially offset by lower SG&A and restructuring charges.

Financial Services Segment Results

$ in thousands	1st Quarter
	2019	2018	Change
Revenue	$188,743	$178,174	5.9%
Operating Income	$58,731	$63,579	(7.6)%

Financial Services segment first quarter earnings of $58.7 million were down 7.6 percent.

Other Results
Cash and marketable securities were $759.6 million at the end of first quarter 2019, compared to $753.5 million in 2018. Harley-Davidson generated $32.7 million of cash from operating activities in first quarter of 2019 compared to $191.6 million in 2018. The company paid a cash dividend of $0.375 per share for the first quarter, which was up 1.4 percent compared to last year. On a discretionary basis, Harley-Davidson repurchased 1.5 million shares of its common stock during the first quarter for $52.6 million. During the quarter, there were approximately 160.0 million weighted-average diluted common shares outstanding. At the end of the first quarter, 14.9 million shares remained on a board-approved share repurchase authorization.

Harley-Davidson's first quarter effective tax rate was 24.9 percent compared to 24.1 percent in 2018.

2019 Outlook
For the full-year 2019, the company continues to expect:

•	Motorcycle shipments to be approximately 217,000 to 222,000 motorcycles. In the second quarter, the company expects to ship approximately 65,500 to 70,500 motorcycles

•	Motorcycles segment operating margin as a percent of revenue to be approximately 8.0 to 9.0 percent

•	Financial Services segment operating income to be down year-over-year

•	Effective tax rate of approximately 24.0 to 25.0 percent

•	Capital expenditures of $225 million to $245 million including approximately $20 million to support manufacturing optimization

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson has fulfilled dreams of personal freedom by leading the innovation of two-wheeled mobility. The company offers an expanding range of leading-edge, distinctive and customizable motorcycles and brings the brand to life through Harley-Davidson riding experiences and exceptional motorcycle parts, accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get Harley-Davidson riders on the road. Learn more about how Harley-Davidson is Building the Next Generation of Riders at www.harley-davidson.com.

Webcast Presentation
Harley-Davidson will discuss first quarter results on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Non-GAAP Measures
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the company’s financial results. The company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.
The non-GAAP measures included in this press release are diluted EPS excluding restructuring plan costs and the impact of incremental tariffs and net income excluding restructuring plan costs and the impact of incremental tariffs. Restructuring plan costs include restructuring expenses as presented in the consolidated statements of income and costs associated with temporary inefficiencies incurred in connection with the manufacturing optimization plan included in Motorcycles and related products cost of goods sold. The impact of incremental tariffs include incremental European Union and China tariffs imposed on the company's products shipped from the U.S., as well as incremental U.S. tariffs on certain items imported from certain international markets. Incremental tariff costs exclude incremental metals cost resulting from the U.S. steel and aluminum tariffs. These adjustments are consistent with adjustments used to determine financial objectives under the company’s incentive compensation plans. A reconciliation of these non-GAAP measures to the comparable GAAP measure is included later in this press release.
Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes", "anticipates", "expects", "plans", “strategy”, “future”, “may”, “goals”, or "estimates" or words of similar meaning. Similarly, statements that describe future plans, strategies, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted above depends upon, among other factors, the company's ability to (i) execute its business plans and strategies, including the elements of the More Roads to Harley-Davidson strategy for growth that the company disclosed on July 30, 2018, and strengthen its existing business while enabling growth, (ii) manage and predict the impact that new or adjusted tariffs may have on our ability to sell product internationally, and the cost of raw materials and components, (iii) execute its strategy of growing ridership, globally, (iv) effectively execute the company's manufacturing optimization initiative within expected costs and timing and successfully carry out its global manufacturing and assembly operations, (v) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests, (vi) negotiate and successfully implement a strategic alliance relationship with a local partner in Asia, (vii) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns, (viii) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors, (ix) realize expectations concerning market demand for electric models, which may depend in part on the building of necessary infrastructure, (x) prevent, detect, and remediate any issues with its motorcycles or any issues associated manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing, (xi) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xii) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (xiii) reduce other costs to offset costs of the More Roads to Harley-Davidson plan and redirect capital without adversely affecting its existing business, (xiv) balance production volumes for its new motorcycles with consumer demand, (xv) manage risks that arise through expanding international manufacturing, operations and sales, (xvi) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment, (xvii) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness, (xviii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xix) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xx) retain and attract talented employees, (xxi) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (xxii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (xxiii) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business, (xxiv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xxv) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xxvi) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xxvii) manage its exposure to product liability claims and commercial or contractual disputes, (xxviii) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations, (xxix) conduct its operations in Thailand in a manner that sufficiently mitigates certain international tariffs and lowers prices of its motorcycles in certain markets, (xxx) accurately and successfully determine, implement, and maintain a manner in which to sell motorcycles in the E.U., China, and ASEAN countries that is not subject to tariffs; (xxxi) have its application to mitigate E.U. tariffs approved, or the appeal of a denied application acted on in a manner favorable to the company, and (xxxii) accurately predict the margins of its Motorcycles & Related Products segment in light of, among other things, tariffs, the cost associated with the More Roads to Harley-Davidson plan, the company’s manufacturing optimization plan, and our complex global supply chain.

The company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Further, actual foreign currency exchange rates may vary from underlying assumptions. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors. In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Contacts: Media, Patricia Sweeney, +1-414-343-8199; Financial, Shannon Burns, +1-414-343-8002

### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)
	Three months ended
	March 31, 2019	April 1, 2018
Motorcycles and Related Products revenue	$1,195,637	$1,363,947
Gross profit	347,439	473,773
Selling, administrative and engineering expense	225,428	254,093
Restructuring expense	13,630	46,842
Operating income from Motorcycles and Related Products	108,381	172,838

Financial Services revenue	188,743	178,174
Financial Services expense	130,012	114,595
Operating income from Financial Services	58,731	63,579

Operating income	167,112	236,417
Other income (expense), net	4,660	220
Investment income	6,358	1,203
Interest expense	7,731	7,690
Income before income taxes	170,399	230,150
Provision for income taxes	42,454	55,387
Net income	$127,945	$174,763

Earnings per common share:
Basic	$0.80	$1.04
Diluted	$0.80	$1.03

Weighted-average common shares:
Basic	159,311	168,139
Diluted	160,026	169,174

Cash dividends per common share	$0.375	$0.370

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)
	Three months ended
	March 31, 2019	April 1, 2018
Net income excluding restructuring plan costs and the impact of incremental tariffs
Net income (GAAP)	$127,945	$174,763
Restructuring plan costs	17,210	47,574
Impact of incremental tariffs	20,977	—
Tax effect of adjustments(1)	(9,260)	(11,537)
Adjustments net of tax	28,927	36,037
Adjusted net income (Non-GAAP)	$156,872	$210,800

Diluted earnings per share excluding restructuring plan costs and impact of incremental tariffs
Diluted earnings per share (GAAP)	$0.80	$1.03
Adjustments net of tax, per share	0.18	0.21
Adjusted diluted earnings per share (Non-GAAP)	$0.98	$1.24

(1) The income tax effect of adjustments has been computed using the company's effective income tax rate excluding discrete items.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	March 31, 2019	December 31, 2018	April 1, 2018
ASSETS
Current assets:
Cash and cash equivalents	$749,600	$1,203,766	$753,517
Marketable securities	10,003	10,007	—
Accounts receivable, net	353,541	306,474	355,107
Finance receivables, net	2,443,899	2,214,424	2,341,918
Inventories	595,806	556,128	564,571
Restricted cash	43,471	49,275	54,569
Other current assets	177,761	144,368	150,472
Total current assets	4,374,081	4,484,442	4,220,154
Finance receivables, net	4,994,693	5,007,507	4,784,524
Other long-term assets	1,211,839	1,173,715	1,272,943
	$10,580,613	$10,665,664	$10,277,621
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$1,025,089	$885,991	$885,448
Short-term debt	1,192,925	1,135,810	1,036,976
Current portion of long-term debt, net	1,372,050	1,575,799	1,872,679
Total current liabilities	3,590,064	3,597,600	3,795,103
Long-term debt, net	4,744,694	4,887,667	4,108,511
Pension and postretirement healthcare liabilities	192,759	202,229	167,952
Other long-term liabilities	255,485	204,219	210,106

Total shareholders’ equity	1,797,611	1,773,949	1,995,949
	$10,580,613	$10,665,664	$10,277,621

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Three months ended
	March 31, 2019	April 1, 2018
Net cash provided by operating activities	$32,671	$191,594

Cash flows from investing activities:
Capital expenditures	(35,255)	(28,436)
Finance receivables, net	(35,548)	11,733
Acquisition of business	(7,000)	—
Other	603	(4,948)
Net cash used by investing activities	(77,200)	(21,651)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	546,655	347,553
Repayments of medium-term notes	(750,000)	—
Repayments of securitization debt	(76,505)	(67,955)
Net increase (decrease) in credit facilities and unsecured commercial paper	58,527	(234,145)
Borrowings of asset-backed commercial paper	—	35,504
Repayments of asset-backed commercial paper	(72,401)	(45,907)
Dividends paid	(60,859)	(62,731)
Purchase of common stock for treasury	(61,712)	(72,968)
Issuance of common stock under employee stock option plans	616	1,719
Net cash used by financing activities	(415,679)	(98,930)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(409)	2,034

Net (decrease) increase in cash, cash equivalents and restricted cash	$(460,617)	$73,047

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash - beginning of period	$1,259,748	$746,210
Net (decrease) increase in cash, cash equivalents and restricted cash	(460,617)	73,047
Cash, cash equivalents and restricted cash - end of period	$799,131	$819,257

Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheet:
Cash and cash equivalents	$749,600	$753,517
Restricted cash	43,471	54,569
Restricted cash included in other long-term assets	6,060	11,171
Total cash, cash equivalents and restricted cash shown in the Statement of Cash Flows	$799,131	$819,257

Adoption of New Accounting Standards
On January 1, 2019, the Company adopted accounting standards update (ASU) 2016-02 Leases using the modified retrospective method. As a result, the Company recognized a right-of-use lease asset of approximately $60 million and a corresponding lease liability.

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data

	(Unaudited)	(Unaudited)
	Three months ended
	March 31, 2019	April 1, 2018
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$964,575	$1,121,673
Parts & Accessories	159,703	169,075
General Merchandise	55,401	56,601
Licensing	8,577	8,358
Other	7,381	8,240
	$1,195,637	$1,363,947
MOTORCYCLE SHIPMENTS:
United States	34,505	38,797
International	24,386	25,147
Total	58,891	63,944
MOTORCYCLE PRODUCT MIX:
Touring	25,043	30,857
Cruiser	20,451	21,554
Sportster® / Street	13,397	11,533
Total	58,891	63,944

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended
	March 31, 2019	March 31, 2018

United States	28,091	29,309

Europe(2)	9,508	9,716
EMEA - Other	1,289	1,146
Total EMEA	10,797	10,862

Asia Pacific(3)	3,786	4,452
Asia Pacific - Other	2,288	1,877
Total Asia Pacific	6,074	6,329

Latin America	2,241	2,506
Canada	1,948	2,080
Total International Retail Sales	21,060	21,777
Total Worldwide Retail Sales	49,151	51,086
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

(3)Asia Pacific data includes Japan, Australia, New Zealand and Korea.
Motorcycle Registration Data(1)

	Three months ended
	March 31, 2019	March 31, 2018
United States(2)	54,324	57,026
Europe(3)	111,317	93,217

(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third-party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.